Exhibit 99.2

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

INDEX TO FINANCIAL STATEMENTS

ENLIVEN THERAPEUTICS, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and the Board of Directors of Enliven Therapeutics, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Enliven Therapeutics, Inc. (the “Company”) as of December 31, 2022 and 2021, the related statements of operations and comprehensive loss, convertible preferred stock and stockholders’ deficit, and cash flows, for each of the two years in the period ended December 31, 2022, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Deloitte & Touche LLP

San Jose, California

March 21, 2023

We have served as the Company’s auditor since 2020.

ENLIVEN THERAPEUTICS, INC.

BALANCE SHEETS

(in thousands, except share and per share amounts)

	As of December 31,

	2022	2021
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$75,536	$110,024
Prepaid expenses and other current assets	2,217	646

Total current assets	77,753	110,670
Property and equipment, net	890	492
Right of use asset	626	462
Deferred offering costs	3,975	1,651
Restricted cash	54	54

TOTAL ASSETS	$83,298	$113,329

LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES
Accounts payable, net	$3,438	$2,521
Accrued expenses and other current liabilities	6,277	3,232

Total current liabilities	9,715	5,753
LONG TERM LIABILITIES
Other non-current liabilities	659	714

Total liabilities	10,374	6,467

COMMITMENTS AND CONTINGENCIES (Note 7)
Convertible preferred stock, $0.0001 par value; 61,730,064 shares authorized, issued and outstanding at December 31, 2022 and December 31, 2021, liquidation preference of $140,520 at December 31, 2022 and December 31, 2021	149,749	149,749
STOCKHOLDERS’ EQUITY
Common stock $0.0001 par value; 89,000,000 shares authorized at December 31, 2022 and December 31, 2021; 12,097,504 and 11,639,962 shares issued and outstanding at December 31, 2022 and December 31, 2021, respectively	1	1
Additional paid-in capital	6,038	2,314
Accumulated deficit	(82,864)	(45,202)

Total stockholders’ deficit	(76,825)	(42,887)

TOTAL LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT	$83,298	$113,329

The accompanying notes are an integral part of these financial statements

ENLIVEN THERAPEUTICS, INC.

STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(in thousands, except share and per share amounts)

	Year Ended December 31,

	2022	2021
Operating expenses:
Research and development	$31,022	$20,474
General and administrative	7,769	4,288

Total operating expenses	38,791	24,762

Loss from operations	(38,791)	(24,762)
Other income (expense), net
Interest income	1,129	22

Total other income, net	1,129	22

Net loss and comprehensive loss	$(37,662)	$(24,740)

Net loss per share attributable to common stockholders, basic and diluted	$(3.56)	$(3.17)

Weighted-average number of shares outstanding used in computing net loss per common share, basic and diluted	10,586,983	7,814,536

The accompanying notes are an integral part of these financial statements

ENLIVEN THERAPEUTICS, INC.

STATEMENTS OF CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

(in thousands, except share amounts)

	Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit

	Shares	Amount	Shares	Amount

Balance - January 1, 2021	61,730,064	$149,749	11,039,883	$1	$157	$(20,462)	$(20,304)
Exercise of common stock options	—	—	600,079	—	136	—	136
Vesting of restricted stock and stock options	—	—	—	—	97	—	97
Stock-based compensation	—	—	—	—	1,924	—	1,924
Net loss	—	—	—	—	—	(24,740)	(24,740)

Balance - December 31, 2021	61,730,064	149,749	11,639,962	1	2,314	(45,202)	(42,887)
Exercise of common stock options	—	—	457,542	—	246	—	246
Vesting of restricted stock and stock options	—	—	—	—	287	—	287
Stock-based compensation	—	—	—	—	3,191	—	3,191
Net loss	—	—	—	—	—	(37,662)	(37,662)

Balance - December 31, 2022	61,730,064	$149,749	12,097,504	$1	$6,038	$(82,864)	$(76,825)

The accompanying notes are an integral part of these financial statements

ENLIVEN THERAPEUTICS, INC.

STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,

	2022	2021
Cash flows from operating activities:
Net loss	$(37,662)	$(24,740)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	215	115
Stock-based compensation	3,191	1,924
Write-off of deferred IPO costs	1,741	—
Changes in operating assets and liabilities:
Prepaid expenses and other assets	(1,590)	(563)
Right-of-use asset	4	133
Accounts payable	411	1,734
Accrued expenses and other liabilities	1,613	2,263

Net cash used in operating activities	(32,077)	(19,134)

Cash flows from investing activities:
Purchases of property and equipment	(612)	(191)

Net cash used in investing activities	(612)	(191)

Cash flows from financing activities:
Issuance of convertible preferred stock, net of issuance costs	—	(226)
Deferred issuance costs related to merger / initial public offering	(2,390)	(1,480)
Issuance of common stock	591	690

Net cash used in financing activities	(1,799)	(1,016)

Net decrease in cash, cash equivalents and restricted cash	(34,488)	(20,341)
Cash, cash equivalents and restricted cash at the beginning of the period	110,078	130,419

Cash, cash equivalents and restricted cash at the end of the period	$75,590	$110,078

Components of cash, cash equivalents and restricted cash:
Cash and cash equivalents	$75,536	$110,024
Restricted cash	54	54

Total cash, cash equivalents and restricted cash	$75,590	$110,078

Supplemental disclosure of non-cash operating activities:
Deferred issuance costs related to initial public offering included in accounts payable	$—	$131

Deferred issuance costs related to initial public offering included in accrued liabilities	$—	$39

Deferred merger costs included in accounts payable	$656	$—

Deferred merger costs included in accrued liabilities	$1,190	$—

Lease liability obtained in exchange for right of use asset	$387	$491

The accompanying notes are an integral part of these financial statements

ENLIVEN THERAPEUTICS, INC.

NOTES TO FINANCIAL STATEMENTS

In connection with the closing of the Merger (as defined below) Enliven Therapeutics, Inc. changed its name to Enliven Inc. on February 23, 2023. For the purposes of these Notes to the Financial Statements, Enliven Therapeutics, Inc. is referring to the company prior to the Merger (as defined below).

1. Organization, Description of Business and Liquidity

Business

Enliven Therapeutics, Inc. (the Company) was incorporated in the State of Delaware on June 12, 2019 and is headquartered in Boulder, Colorado. The Company is a biopharmaceutical company focused on the discovery and development of small molecule inhibitors to help patients with cancer not only live longer, but better. The Company aims to address emerging unmet needs with a precision oncology approach that improves survival and enhances overall patient well-being. Its discovery process combines deep insights in clinically validated biological targets and differentiated chemistry with the goal of designing therapies for unmet needs.

Since its inception, the Company has devoted substantially all of its efforts to research and development activities, business planning, establishing and maintaining its intellectual property portfolio, hiring personnel, raising capital, and providing general and administrative support for these activities. To date, the Company has funded its operations primarily through private placements of its convertible preferred stock.

On October 13, 2022, the Company entered into an agreement and plan of merger (Merger Agreement) with Imara Inc. (Imara), a Delaware corporation and Iguana Merger Sub, Inc., a wholly-owned subsidiary of Imara (Merger Sub). Pursuant to the Merger Agreement, among other matters, and subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, Merger Sub merged with and into the Company, with the Company continuing as a wholly owned subsidiary of Imara and the surviving corporation of the merger (the Merger). Immediately prior to the closing of the Merger, certain new and current investors subscribed for the purchase of an aggregate of approximately $164.5 million of common stock of Enliven (the Financing). On February 23, 2023, Enliven closed the Merger with Imara Inc. Following the closing of the Merger, Imara Inc. changed its corporate name to Enliven Therapeutics, Inc.

Risks and uncertainties

The Company is subject to risks common to development-stage companies in the biotechnology industry including, but not limited to, risks of failure of preclinical studies and clinical trials, new technological innovations, protection of proprietary technology, dependence on key personnel, reliance on third-party organizations, risks of obtaining regulatory approval for any product candidate that it may develop, compliance with government regulations and the need to obtain additional financing.

The Company continues to closely monitor macroeconomic and geopolitical developments, including the global COVID-19 pandemic, the Russia-Ukraine conflict and inflation. The extent of the impact of these developments on the Company’s business, operations and research and development timelines and plans remains uncertain, and will depend on numerous factors, including the impact, if any, on the Company’s personnel, responses of governmental entities, and the responses of third parties such as contract research organizations (CROs), contract manufacturing organizations (CMOs) and other third parties with whom the Company does business. Any prolonged material disruption to the Company’s employees or suppliers could adversely impact the Company’s development activities, financial condition and results of operations, including its ability to obtain financing. The Company is monitoring the potential impact of these developments on its business and financial statements. To date, the Company has not experienced material business disruptions or incurred impairment losses in the carrying values of its assets as a result of these developments, and it is not aware of any specific related event or circumstance that would require it to revise its estimates reflected in these financial statements.

Liquidity considerations

In order to complete the development of our product candidates and to build the sales, marketing and distribution infrastructure that we believe will be necessary to commercialize our product candidates, if approved, we will require substantial additional capital. Until we can generate a sufficient amount of revenue from the commercialization of our product candidates, we may seek to raise any necessary additional capital through private or public equity or debt financings, loans or other capital sources, which could include income from collaborations, partnerships or other marketing, distribution, licensing or other strategic arrangements with third parties, or from grants. Because of the numerous risks and uncertainties associated with research, development and commercialization of product candidates, we are unable to estimate the exact amount and timing of our capital requirements. We do not expect to generate any meaningful revenue unless and until we obtain regulatory approval of and commercialize any of our product candidates, and we do not know when, or if, that will occur.

The Company has incurred significant losses and negative cash flows from operations since inception. As of December 31, 2022, the Company had an accumulated deficit of $82.9 million. The Company has incurred losses and negative cash flows from operations since inception, including net losses of $37.7 million and $24.7 million for the years ended December 31, 2022 and 2021, respectively. The Company expects that its operating losses and negative cash flows will continue for the foreseeable future as the Company continues to develop its product candidates. The Company currently expects that its cash and cash equivalents of $75.5 million as of December 31, 2022 will be sufficient to fund operating expenses and capital requirements for at least 12 months from the date the financial statements are issued.

Merger Agreement

On October 13, 2022, the Company entered into the Merger Agreement with Imara, a Delaware corporation and Merger Sub. Pursuant to the Merger Agreement, among other matters, Merger Sub merged with and into the Company, with the Company continuing as a wholly owned subsidiary of Imara and the surviving corporation of the Merger. The Merger was intended to qualify for U.S. federal income tax purposes as a tax-free “reorganization” under the provisions of Section 368(a) of the Code and, in the event that former Enliven stockholders, including stockholders that participate in the Enliven pre-closing financing, are in “control” of Imara immediately after the effective time of the Merger (within the meaning of Section 368(c) of the Code), as a non-taxable exchange of shares of Enliven common stock for shares of Imara common stock within the meaning of Section 351(a) of the Code, with the result that Enliven stockholders will generally not recognize taxable gain or loss for U.S. federal income tax purposes upon the exchange of Enliven common stock for Imara common stock pursuant to the Merger, except with respect to cash received in lieu of a fractional share of Imara common stock.

Upon the closing of the Merger on February 23, 2023, (a) each outstanding share of Company common stock (including common stock issued upon the conversion of the Company’s preferred stock, and shares issued in the Financing) was converted into the right to receive a number of shares of Imara common stock (Imara Common Stock) (after giving effect to the 1-for-4 reverse stock split of Imara Common Stock in connection with the Merger) equal to the exchange ratio per the Merger Agreement; and (b) each of the then outstanding Company stock option that had not previously been exercised prior to the closing of the Merger was assumed by Imara.

Immediately prior to the closing of the Merger, and in order to provide the Company with additional capital for its development programs, certain new and current investors purchased an aggregate of approximately $164.5 million of common stock of Enliven.

The Merger and Financing were completed on February 23, 2023. The Merger has been accounted for as a reverse recapitalization under U.S. GAAP because the assets of Imara as of the effective date of the Merger are primarily cash and other non-operating assets. Enliven was determined to be the accounting acquirer based upon the terms of the Merger and other factors including: (1) Enliven stockholders own a substantial majority of the voting rights in the combined company; (2) Enliven designated a majority (eight of nine) of the initial members of the board of directors of the combined company; and (3) Enliven’s senior management holds all positions in senior management of the combined company.

2. Summary of Significant Accounting Policies

Basis of presentation

The accompanying financial statements have been prepared in conformity with generally accepted accounting principles in the United States of America (US GAAP). Any reference in these notes to applicable guidance is meant to refer to U.S. GAAP, as found in the Accounting Standards Codification, (ASC), and Accounting Standards Update, (ASU), of the Financial Accounting Standards Board (FASB).

Use of estimates

The preparation of financial statements in accordance with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of income and expense during the reporting period. The most significant estimates relate to the determination of fair value of the Company’s common stock and convertible preferred stock, determination of the fair value of the convertible preferred stock tranche liabilities and stock-based compensation. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment, and makes adjustments when facts and circumstances dictate.

Cash and cash equivalents

The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents. Cash and cash equivalents are recorded at cost, which approximates fair value. As of December 31, 2022 and 2021, cash and cash equivalents consisted primarily of checking and money market funds composed of US government obligations.

Restricted cash

The Company classifies all cash whose use is limited by contractual provisions as restricted cash. Restricted cash arises from the requirement for the Company to maintain cash of $54,000 as collateral for a sublease with the facility’s landlord. As of December 31, 2022 and 2021, $54,000 of restricted cash was recorded in restricted cash in the balance sheets.

Concentrations of credit risk and off-balance sheet risk

The Company maintains its cash accounts and money market fund that at times exceed insured limits. As of December 31, 2022 and 2021, the Company’s cash balances exceeded those that are federally insured. To date, the Company has not recognized any losses caused by uninsured balances.

Fair value measurements

Financial assets and liabilities recorded at fair value on a recurring basis in the balance sheets are categorized based upon the level of judgment associated with the inputs used to measure their fair values. Fair value is defined as the price the Company would receive to sell an investment in a timely transaction or pay to transfer a liability in a timely transaction with an independent buyer in the principal market, or in the absence of a principal market, the most advantageous market for the investment or liability. A framework is used for measuring fair value utilizing a three-tier hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3).

The three levels of the fair value hierarchy are as follows:

•	Level 1—Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;

•	Level 2—Quoted prices in markets that are not considered to be active or financial instrument valuations for which all significant inputs are observable, either directly or indirectly; and

•	Level 3—Prices or valuations that require inputs that are both significant to the fair value measurement and unobservable.

Financial instruments are categorized in their entirety based on the lowest level of input that is significant to the fair value measurement. The assessment of the significance of a particular input to the fair value measurement requires judgment and considers factors specific to the investment. To the extent that the valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised by the Company in determining fair value is greatest for instruments categorized in Level 3.

The Company monitors the availability of inputs that are significant to the measurement of fair value to assess the appropriate categorization of financial instruments within the fair value hierarchy. Changes in economic conditions or model-based valuation techniques may require the transfer of financial instruments from one fair value level to another. In such instances, the Company’s policy is to recognize significant transfers between levels at the end of the reporting period. The significance of transfers between levels is evaluated based upon the nature of the financial instrument and size of the transfer relative to total net assets available for benefits.

The Company’s cash and cash equivalents, prepaid expenses and other current assets, accounts payable and accrued expenses and other current liabilities approximate their fair value due to their short maturities.

Deferred offering costs

Deferred offering costs, consisting of legal, accounting and other fees and costs relating to the Company’s previously planned Initial Public Offering (IPO) and the Merger were capitalized and recorded on the balance sheets. During the year ended December 31, 2022, the Company expensed its previously capitalized deferred offering costs related to the previously planned IPO, which totaled $1.7 million, to general and administrative expenses, in the statement of operations and comprehensive loss. Deferred offering costs capitalized as of December 31, 2022 and 2021 were $4.0 million and $1.7 million, respectively.

Property and equipment, net

Property and equipment are recorded at cost. Expenditures for repairs and maintenance are expensed as incurred. When assets are retired or disposed of, the assets and related accumulated depreciation are eliminated from the accounts, and any resulting gain or loss is included in the determination of net income or loss. Depreciation is calculated using the straight-line method over the estimated useful lives of the related assets. Leasehold improvements are amortized over the shorter of the lease term or the estimated useful life of the asset.

The Company’s property and equipment consist of laboratory equipment and employee-related computers with estimated useful lives of three to five years.

Impairment of long-lived assets

The Company evaluates long-lived assets, which consist of laboratory equipment and computers, for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds the fair value of the asset. To date, no impairments have been recognized in the Company’s financial statements.

Leases

The Company elected to early adopt ASU No. 2016-02, Leases (ASC 842) and its associated amendments as of January 1, 2020. In June 2020, the Company entered into a sublease agreement under which it leased laboratory and office facilities which the Company determined to be an operating lease. At the inception of a contractual arrangement, the Company determines whether the contract contains a lease by assessing whether there is an identified asset and whether the contract conveys the right to control the use of the identified asset in exchange for consideration over a period of time. If both criteria are met, the Company records the associated lease liability and corresponding right-of-use asset (ROU) upon commencement of the lease using the implicit rate or a discount rate based on a credit-adjusted secured borrowing rate commensurate with the term of the lease. Operating lease assets represent a right to use an underlying asset for the lease term and operating lease liabilities represent an obligation to make lease payments arising from the lease. Operating lease liabilities with a term greater than one year and their corresponding right-of-use assets are recognized on the balance sheet at the commencement date of the lease based on the present value of lease payments over the expected lease term. As the Company’s lease does not provide an implicit rate, the Company utilizes the appropriate incremental borrowing rate, determined as the rate of interest that the Company would have to pay to borrow on a collateralized basis over a similar term and in a similar economic environment. Lease cost is recognized on a straight-line basis over the lease term and variable lease payments are recognized as operating expenses in the period in which the obligation for those payments is incurred. Variable lease payments primarily include common area maintenance, utilities, real estate taxes, insurance, and other operating costs that are passed on from the lessor in proportion to the space leased by the Company. The Company has elected the practical expedient to not separate between lease and non-lease components.

Operating ROU assets are reflected in ROU assets. Operating lease liabilities are reflected in accrued expenses and other current liabilities, and other non-current liabilities.

Convertible preferred stock

The Company classifies convertible preferred stock outside of stockholders’ deficit on its balance sheet as the requirements of triggering a deemed liquidation event are not within the Company’s control. In the event of a deemed liquidation event, the proceeds from the event are distributed in accordance with liquidation preferences (Note 9). The Company records the issuance of convertible preferred stock at the issuance price less related issuance costs and less any discount arising on allocation of proceeds to one or more derivative features. The Company has not adjusted the carrying values of the convertible preferred stock to its liquidation preference because of the uncertainty as to whether a deemed liquidation event may occur.

Research and development expenses

The Company expenses research and development costs as incurred. Research and development expenses consist primarily of costs incurred for the discovery and development of its product candidates and include consultants and supplies to conduct clinical, preclinical, and non-clinical studies, costs to acquire, develop and manufacture supplies for preclinical and clinical testing and other studies, expenses incurred under agreements with contract research organizations, and salaries and related costs, including equity-based compensation, as well as depreciation and other allocated facility-related and overhead expenses. Advance payments for goods or services for future research and development activities are deferred and expensed as the goods are delivered or the related services are performed.

The Company estimates clinical and preclinical study expenses based on the services performed pursuant to contracts with research institutions and clinical research organizations that conduct and manage preclinical studies and clinical trials on the Company’s behalf. In addition, clinical, preclinical, and non-clinical study materials are manufactured by contract manufacturing organizations. In accruing for these services, the Company estimates the time period over which services will be performed and the level of effort to be expended in each period. These estimates are based on communications with the third-party service providers and the Company’s estimates of accrued expenses and on information available at each balance sheet date. If the actual timing of the performance of services or the level of effort varies from the estimate, the Company will adjust the accrual accordingly.

Stock-based compensation

The Company measures and records the expense related to stock-based payment awards based on the estimated grant date fair value of those awards. The Company recognizes stock-based compensation expense over the requisite service period of the individual award, generally equal to the vesting period and uses the straight-line method to recognize stock-based compensation. The Company uses the Black-Scholes option pricing model to determine the fair value of the stock awards. The Black-Scholes option pricing model requires the Company to make assumptions and judgements about the variables used in the calculations, including the fair value of common stock, expected term, expected volatility of its common stock, risk-free interest rate and expected dividend yield. As the stock-based compensation is based on awards ultimately expected to vest, it is reduced by forfeitures, which the Company accounts for as they occur.

The Company classifies equity-based compensation expense in the statement of operations and comprehensive loss in the same manner in which the award recipients’ payroll costs are classified or in which the award recipients’ service payments are classified.

Black-Scholes requires the use of subjective assumptions which determine the fair value of stock-based awards. These assumptions include:

•

Fair Value of Common Stock—As there has been no public market for the Company’s common stock to date, the estimated fair value of the Company’s common stock has been determined by the board of directors as of the date of each option grant with input from management, considering the most recently available third-party valuation of common stock.

•

Expected Term—The expected term represents the period that the Company’s options are expected to be outstanding and is determined using the simplified method (based on the mid-point between the vesting date and the end of the contractual term). The Company has very limited historical information to develop reasonable expectations about future exercise patterns and post-vesting employment termination behavior for its stock option grants.

•

Expected Volatility—The expected stock price volatilities are estimated based on the historical and implied volatilities of comparable publicly traded companies as the Company does not have sufficient history of trading its common stock.

•	Risk-Free Interest Rate—The risk-free interest rates are based on U.S. Treasury yields in effect at the grant date for notes with comparable terms as the awards.

•

Expected Dividend Yield—The Company has never paid dividends on its common stock and has no plans to pay dividends on the Company’s common stock. Therefore, the Company used an expected dividend of zero.

The assumptions underlying these valuations represented the Company’s board and management’s best estimates, which involved inherent uncertainties and the application of management’s judgment. As a result, if the Company had used significantly different assumptions or estimates, the fair value of its stock-based compensation expense could be materially different.

Income taxes

Income taxes are accounted for using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts or existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period of enactment. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

The Company has generated net losses since inception and accordingly has not recorded a provision for income taxes.

The Company recognizes a tax benefit from an uncertain tax position if it is more likely than not that the tax position will be sustained upon examination by the tax authorities, based on the merits of the position. The Company’s policy is to recognize interest and penalties related to the underpayment of income taxes as a component of its provision for income taxes. To date, there have been no interest or penalties charged in relation to the unrecognized tax benefits.

Net loss per share

The Company calculates basic and diluted net loss per share attributable to common stockholders in conformity with the two-class method required for participating securities. Convertible preferred stock is a participating security in distributions of the Company. The net loss attributable to common stockholders is not allocated to the convertible preferred shares as the holders of convertible preferred shares do not have a contractual obligation to share in losses. Cumulative dividends on preferred shares are added to net loss to arrive at net loss available to common stockholders.

Under the two-class method, basic net loss per share of common stock is computed by dividing net loss by the weighted-average number of shares of common stock outstanding during each period. The weighted-average number of shares of common stock outstanding used in the basic net loss per share calculation does not include unvested restricted common stock as these shares are considered contingently issuable shares until they vest.

Diluted net loss per share of common stock includes the effect, if any, from the potential exercise or conversion of securities, such as convertible preferred stock, stock options and unvested early exercised common stock and unvested restricted common stock, which would result in the issuance of incremental shares of common stock. For diluted net loss per share, the weighted-average number of shares of common stock is the same for basic net loss per share due to the fact that when a net loss exists, dilutive securities are not included in the calculation as the impact is anti-dilutive. For all periods presented, basic and diluted net loss per share were the same, as any additional share equivalents would be anti-dilutive.

Segments

The Company operates in one segment and, accordingly, no segment disclosures have been presented herein. The Company’s chief executive officer, who is the chief operating decision maker, reviews financial information on an aggregate basis for allocating and evaluating financial performance.

Comprehensive income (loss)

Other comprehensive income (loss) is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. The Company did not have any items that required classification as other comprehensive income (loss).

Emerging growth company status

The Company is an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012 (JOBS Act). Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act, until such time as those standards apply to private companies. The Company has elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that it (i) is no longer an emerging growth company or (ii) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. As a result, these financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates.

Recently issued accounting pronouncements adopted

In December 2019, the FASB issued ASU 2019-12, Simplifying the Accounting for Income Taxes (ASU 2019-12). ASU 2019-12 eliminates certain exceptions related to the approach for intra-period tax allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. It also clarifies and simplifies other aspects of the accounting for income taxes. This guidance was effective for fiscal years beginning after December 15, 2021. The Company adopted ASU 2019-12 on January 1, 2022, and the adoption did not have a material impact.

3. Fair Value Measurements

The following tables set forth the fair value of the Company’s financial assets measured at fair value on a recurring basis and indicates the level within the fair value hierarchy utilized to determine such values (in thousands):

	As of December 31, 2022

	Total	Level 1	Level 2	Level 3
Assets:
US Treasury backed money market funds	$74,523	$74,523	$—	$—

Total financial assets measured at fair value	$74,523	$74,523	$—	$—

	As of December 31, 2021

	Total	Level 1	Level 2	Level 3
Assets:
US Treasury backed money market funds	$106,768	$106,768	$—	$—

Total financial assets measured at fair value	$106,768	$106,768	$—	$—

Money market funds are highly liquid investments that are valued based on quoted market prices in active markets, which represent a Level 1 measurement within the fair value hierarchy.

4. Leases

Facility lease

In June 2020, the Company leased office and laboratory space under a sublease agreement for 6,782 square feet, which was set to expire on December 30, 2021. In March 2021, the Company amended its sublease agreement, increasing its leased space by 2,495 square feet to 9,277 square feet and monthly rent to $12,000. Upon the extension of the lease in March 2021, the lease was automatically extended to December 30, 2024. Additionally, in January 2022 the Company amended its sublease, which increased the leased space by an additional 8,893 square feet commencing on May 1, 2022, and the rental payments increased by an equally proportionate amount to reflect the increase in floor space. Further, in April 2022 the Company amended the sublease, which deferred the expansion for the additional space to July 1, 2022. The monthly rent is subject to annual increases through the lease term. The Company is required to pay base rent expense as well as its proportionate share of the facilities operating expenses. The non-lease components, consisting primarily of common area maintenance, are paid separately based on actual costs incurred. Therefore, the variable non-lease components were not included in the right of use asset and lease liability and are reflected as expense in the period incurred. The incremental borrowing rate used to calculate the Company’s right of use asset and lease liability is 4%. The incremental borrowing rate was estimated based on the Company’s estimated borrowing rate on a collateralized loan. As of December 31, 2022, the remaining lease liability and right of use asset were $0.6 million and $0.6 million, respectively. As of December 31, 2021, the remaining lease liability and right of use asset were $0.5 million and $0.5 million, respectively.

The Company recognized rent expense under the facility sublease for the years ended December 31, 2022 and 2021 of $0.2 million. As of December 31, 2022 the future minimum lease payments under the facilities operating sublease were as follows (in thousands):

As of December 31, 2022
Year ending December 31,
2023	$329
2024	341

Total minimum lease payments	670
Less: amount representing interest	26

Present value of lease liabilities	644
Less: current portion of lease liabilities	323

Lease liabilities, noncurrent	$321

During the years ended December 31, 2022 and 2021, the Company recognized $0.3 million and $0.2 million in variable lease costs, respectively.

5. Property and Equipment, Net

Property and equipment, net consisted of the following (dollars in thousands):

	Estimated Useful Life in Years	As of December 31,

		2022	2021
Laboratory equipment	5	$1,191	$614
Computer equipment	3	73	38

		1,264	652
Less: accumulated depreciation		(374)	(160)

Property and equipment, net		$890	$492

Depreciation expense for the years ended December 31, 2022 and 2021 was $0.2 million and $0.1 million, respectively.

6. Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consisted of the following (in thousands):

	As of December 31,

	2022	2021
Accrued employee compensation costs	$2,130	$1,027
Accrued research and development costs	1,918	1,637
Accrued deferred offering costs	1,190	39
Lease liabilities	323	159
Accrued legal and professional fees	269	176
Other	447	194

Accrued expenses and other current liabilities	$6,277	$3,232

7. Commitments and Contingencies

Lease commitments—The Company’s commitments related to lease agreements are disclosed in Note 4.

Litigation—From time to time, the Company may be involved in legal proceedings or be subject to claims arising in the ordinary course of our business. The Company was not currently a party to any legal proceedings. Regardless of outcome, any proceedings or claims can have an adverse impact on the Company because of defense and settlement costs, diversion of resources and other factors, and there can be no assurances that favorable outcomes will be obtained.

Indemnification agreements—In the ordinary course of business, the Company may provide indemnification of varying scope and terms to vendors, lessors, business partners and other parties with respect to certain matters including, but not limited to, losses arising of breach of such agreements or from intellectual property infringement claims made by third parties. In addition, the Company has entered into indemnification agreements with members of its board of directors that will require the Company among other things to indemnify them against certain liabilities that may arise by reason of their status or service as directors. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is, in many cases, unlimited. To date, the Company has not incurred any material costs as a result of such indemnifications. The Company is not aware of any claims under indemnification arrangements, and it has not accrued any liabilities related to such obligations in its financial statements as of December 31, 2022 or 2021.

8. Common Stock

As of December 31, 2022 and 2021, the Company’s Amended and Restated Certificate of Incorporation authorized the Company to issue 89,000,000 shares of $0.0001 par value common stock, of which 12,097,504 and 11,639,962 shares were issued and outstanding, respectively. As of December 31, 2022 and 2021, there were 856,177 and 2,382,549 shares which were subject to repurchase, respectively. The liability related to shares subject to repurchase totaled $0.6 million as of December 31, 2022 and 2021, of which $0.3 million and $0.4 million were recorded as other non-current liabilities as of December 31, 2022 and 2021, respectively.

Each share of common stock entitles the holder to one vote on all matters submitted to a vote of the Company’s stockholders. Common stockholders are entitled to receive dividends, as may be declared by the Company’s board of directors, if any, subject to the preferential dividend rights of any convertible preferred stock. No dividends have been declared or paid by the Company through December 31, 2022.

In the event of any liquidation or dissolution of the Company, the holders of common stock are entitled to the remaining assets of the Company legally available for distribution after the payment of the full liquidation preference for any convertible preferred stock.

The Company had the following shares of common stock reserved for future issuance:

	As of December 31,

	2022	2021
Conversion of preferred stock	61,730,064	61,730,064
Issuance of common stock upon exercise of stock options	11,239,044	10,421,481
Options available for grant under stock plan	3,070,990	1,367,943

Total common stock reserved for future issuance	76,040,098	73,519,488

9. Convertible Preferred Stock

As of December 31, 2022 and 2021, the Company’s Amended and Restated Articles of Incorporation designated and authorized the Company to issue up to 61,730,064 shares of convertible preferred stock which consisted of the following:

	Authorized Shares	Shares Issued and Outstanding	Per Share Liquidation Preference	Aggregate Liquidation Amount (in thousands)	Proceeds Net of Issuance Costs (in thousands)
Series Seed convertible preferred stock	14,507,038	14,507,038	$0.71	$10,300	$10,211
Series A convertible preferred stock	25,114,089	25,114,089	$1.80	45,300	45,170
Series B convertible preferred stock	22,108,937	22,108,937	$3.84	84,920	84,689

Total convertible preferred stock	61,730,064	61,730,064		$140,520	$140,070

No shares of convertible preferred stock were issued during the years ended December 31, 2022 and 2021.

The Company’s convertible preferred stock have the following rights, preferences, privileges and restrictions:

Voting—On any matter presented to the stockholders of the Company for their action or consideration at any meeting of stockholders of the Company (or by written consent of stockholders in lieu of a meeting), each holder of outstanding shares of convertible preferred stock shall be entitled to cast the number of votes equal to the number of whole shares of common stock into which the shares of convertible preferred stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matters. Except as provided by law or by the other provisions of the Company’s Amended and Restated Certificate of Incorporation, holders of convertible preferred stock shall vote together with the holders of common stock as a single class and on an as-converted to common stock basis.

Dividends—The Company shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Company (other than dividends on shares of common stock payable in shares of common stock) in any calendar year unless the holders of the convertible preferred stock then outstanding shall first receive, or simultaneously receive, dividends on each outstanding share of convertible preferred stock in an amount for such calendar year equal to the greater of (i) the applicable dividend rate of $0.0426, $0.108226 and $0.2305 per share for the Series Seed, Series A and Series B, respectively, subject to adjustment in the event of any stock splits, stock dividends or similar changes in capitalization with respect to such class or series, and (ii) that dividend per share of such series of convertible preferred stock as would equal the product of (A) the dividend payable on each share of such series determined, if applicable, as if all shares of such series had been converted into common stock and (B) the number of shares of common stock issuable upon conversion of such series, in each case calculated on the record date for the determination of holders entitled to receive such dividend. The right to receive dividends on shares of convertible preferred stock shall not be cumulative, and no right to dividends shall accrue to holders of the convertible preferred stock by reason of the fact that dividends on such shares are not declared or paid.

Liquidation preference—In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of shares of the convertible preferred stock then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders, and in the event of a deemed liquidation event, the holders of shares of convertible preferred stock then outstanding shall be entitled to be paid out of the consideration payable to stockholders in such deemed liquidation event or out of the available proceeds, as applicable, on a pari passu basis among each other and before any payment shall be made to the holders of the common stock by reason of their ownership hereof, an amount equal to the greater of (i) one times the applicable original issue price of $0.71 per share of Series Seed, $1.803768 per share of Series A and $3.84098 per share of Series B, plus any dividends declared, but unpaid thereon, or (ii) such amount per share as would have been payable had all shares of the convertible preferred stock had been converted into common stock immediately prior to such liquidation, dissolution, winding up or deemed liquidation event. If upon any such event, the assets of the Company available for distribution to the stockholders shall be insufficient to pay the holders of the convertible preferred stock the full amount, they shall be entitled to share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would be otherwise payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

After payment of the liquidation preference to the holders of convertible preferred stock, the remaining assets of the Company shall be distributed ratably to the holders of common stock on a fully converted basis.

Redemption—The shares of convertible preferred stock shall not be redeemable by any holder.

Voluntary conversion—Each share of convertible preferred stock shall be convertible, at the option of the holder thereof at any time and from time to time, without the payment of additional consideration by the holder thereof, into such number of fully paid and non-assessable shares of common stock as is determined by dividing the applicable original issue price by the applicable conversion price in effect at the time of conversion. The original issue price of the Series Seed, Series A and Series B convertible preferred shares is $0.71, $1.803768 and $3.84098, respectively. Such conversion price, and at the rate at which the convertible preferred shares may be converted into shares of common stock, shall be subject to adjustment for occurrences such as stock splits, certain dividends, mergers and distributions.

Automatic conversion—Each share of convertible preferred stock will automatically be converted into shares of common stock, at the then-effective conversion rate of such shares upon either (i) the closing of the sale of shares of the Company’s common stock to the public in a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, with proceeds of at least $75.0 million, or (ii) the date and time, or the occurrence of an event, specified by vote or written consent of the requisite holders, then all outstanding shares of convertible preferred stock shall automatically be converted into shares of common stock, at the then effective conversion rate.

10. Stock-Based Compensation

Equity Incentive Plan—In July 2019, the Company adopted the 2019 Equity Incentive Plan (the 2019 Plan) pursuant to which the Company’s board of directors may grant non-statutory stock options, stock appreciation rights, restricted stock, and restricted stock units to employees and non-employees and incentive stock options only to employees. The 2019 Plan initially authorized grants of awards of up to 1,267,605 shares. In April 2020, the board of directors increased the number of shares of the Company’s common stock authorized for issuance under the 2019 Plan by 7,489,064 to 8,756,669 shares. Additionally, in December 2020, the board of directors approved to increase the number of shares of the Company’s common stock authorized for issuance under the 2019 Plan by 4,106,299 to 12,862,968 shares. In August 2022, the board of directors approved an increase in the shares authorized under the 2019 Equity Incentive Plan of 3,000,000 shares, for a total authorized amount of 15,862,968.

Awards granted under the 2019 Plan expire no later than 10 years from the date of grant. For incentive stock options and non-statutory stock options, the option exercise price will not be less than 100% of the estimated fair value on the date of grant. Options and restricted stock granted to employees typically vest over a four-year period but may be granted with different vesting terms.

Stock Option Repricing

Effective August 9, 2022, the Company’s board of directors repriced certain previously granted and still outstanding vested and unvested stock option awards under the 2019 Plan. As a result, the exercise price for these awards was lowered to $0.73 per share, which was the fair value of the Company’s common stock on August 9, 2022. No other terms of the repriced stock options were modified, and the repriced stock options will continue to vest according to their original vesting schedules and will retain their original expiration dates. As a result of the repricing, 7,488,266 vested and unvested stock options outstanding as of August 9, 2022, with original exercise prices ranging from $1.38 to $2.23, were repriced. The repricing on August 9, 2022 resulted in incremental stock-based compensation expense of $1.0 million, of which $0.3 million related to vested stock option awards and was expensed on the repricing date, and $0.7 million related to unvested stock option awards is being amortized on a straight-line basis over the remaining weighted-average vesting period of those awards of approximately 2.9 years.

The following table summarizes the stock plan activity:

	Available for Grant	Stock Options Outstanding	Weighted- Average Exercise Price	Weighted- Average Contractual Term (in years)	Aggregate Intrinsic Value (in thousands)
Outstanding - January 1, 2021	8,786,955	3,339,245	$0.33	9.47	$3,509
Options granted	(7,419,012)	7,419,012	$1.39	9.38
Options exercised and vested	—	(336,776)	$0.67	8.77

Outstanding - December 31, 2021	1,367,943	10,421,481	$1.07	9.11	$9,657
Increase in option pool	3,000,000
Options granted	(1,327,190)	1,327,190	$1.67	9.38
Options exercised and vested	—	(479,390)	$1.10	8.09
Options cancelled and forfeited	30,237	(30,237)	$1.38	8.23

Outstanding - December 31, 2022	3,070,990	11,239,044	$0.65	8.26	$1,194

Exercisable - December 31, 2022		5,787,453	$0.54	8.00

Vested and expected to vest - December 31, 2022		11,239,044	$0.65	8.26

The total intrinsic value of exercised and vested incentive awards during the year ended December 31, 2022 was $0.1 million and is calculated on the difference between the exercise price and the fair value of the Company’s common stock as of the exercise date.

The Company records stock-based compensation expense on a straight-line basis over the vesting period. As of December 31, 2022, total compensation cost not yet recognized related to unvested stock options was $7.7 million, which is expected to be recognized over a weighted-average period of 2.43 years.

Restricted stock award activity—Upon formation of the Company in June 2019, the Company issued 10.0 million shares in restricted common stock to the founders of the Company at $0.0001 per share. 25% of the shares vested immediately upon issuance, with the remaining shares vesting evenly over 36 or 48 months. Vesting may be accelerated upon a change in control, as defined in the holder agreements. If the holders cease to have a business relationship with the Company, any unvested shares held by these individuals may be repurchased at their original purchase price. The unvested restricted stock is not considered outstanding for accounting purposes until the shares vest. As of December 31, 2022 and 2021, there were 140,625 and 1,484,375 shares subject to repurchase, respectively.

Additionally, between 2019 and 2020, the Company issued a total of 668,449 shares of restricted stock to employees and consultants for aggregate consideration of $27,000. The purchase price of the restricted stock was the estimated fair value on the grant date. The restricted stock awards are subject to vesting over a period of four to five years, and vesting may be accelerated upon a change in control, as defined in the holder agreements. If the holders cease to have a business relationship with the Company, any unvested shares held by these individuals may be repurchased at their original purchase price. The unvested restricted stock is not considered outstanding for accounting purposes until the shares vest.

The following summarizes restricted stock activity:

	Number of Shares	Weighted- Average Grant Date Fair Value
Unvested—December 31, 2020	545,347	$0.04
Granted	—	—
Vested	(213,591)	0.04
Forfeited	—	—

Unvested—December 31, 2021	331,756	0.04
Granted	—	—
Vested	(160,774)	0.04
Forfeited	—	—

Unvested—December 31, 2022	170,982	$0.04

The aggregate fair value of restricted stock that vested during the year ended December 31, 2022 was $0.1 million. The weighted-average grant date fair value of restricted stock that vested during the year ended December 31, 2022 was $0.04. Total intrinsic value of restricted stock as of December 31, 2022 was $0.2 million. As of December 31, 2022, total compensation cost not yet recognized related to unvested restricted stock was $4,000, which is expected to be recognized over a weighted-average period of 1.12 years.

The aggregate fair value of restricted stock that vested during the year ended December 31, 2021 was $0.3 million. The weighted-average grant date fair value of restricted stock that vested during the year ended December 31, 2021 was $0.04. Total intrinsic value of restricted stock as of December 31, 2021 was $3.6 million. As of December 31, 2021, total compensation cost not yet recognized related to unvested restricted stock was $7,000, which is expected to be recognized over a weighted-average period of 2.04 years.

Stock-based compensation expense—The Company recorded stock-based compensation expense of $3.2 million and $1.9 million during the years ended December 31, 2022 and 2021, respectively.

Stock-based compensation expense is classified as follows (in thousands):

	Year Ended December 31,
	2022	2021

Research and development	$1,893	$1,019
General and administrative	1,298	905

Total stock-based compensation expense	$3,191	$1,924

The fair value of each stock option grant is estimated on the date of grant using a Black-Scholes model. The following summarizes the inputs used:

	Year Ended December 31,

	2022	2021
Stock price	$0.73 - $2.00	$1.68 - $2.12
Expected term (years)	5.8 - 6.3 Years	6 Years
Expected volatility	80%	75% - 80%
Risk-free interest rate	1.60% - 3.00%	1.00% - 1.40%
Expected dividend yield	—	—

11. Income Taxes

The difference between the effective tax rate and the U.S. federal tax rate is as follows:

	Year Ended December 31,

	2022	2021
Federal income tax	(21.0)%	(21.0)%
State income tax, less federal benefits	(6.7)%	(7.6)%
Permanent differences	1.5%	1.7%
Change in valuation allowance	26.7%	27.1%
Credits	(0.5)%	(0.4)%
Other	0.0%	0.2%

Effective tax rate	0.0%	0.0%

Significant components of the Company’s deferred income taxes consist of the following (in thousands):

	As of December 31,

	2022	2021
Deferred Tax Assets:
Intangible asset basis differences	$43	$47
Net operating loss carryforwards	12,894	8,918
Tax credit carryforwards	399	145
Capitalized research and development costs	5,422	—
Other	1,017	530

Total deferred tax assets	19,775	9,640
Deferred Tax Liabilities:
Fixed asset basis difference	(49)	(33)
Goodwill differences	(175)	(129)

Total deferred tax liabilities	(224)	(162)
Valuation allowance	(19,551)	(9,478)

Net deferred tax assets	$—	$—

Realization of tax assets is dependent upon future earnings, the timing and amount of which are uncertain. Accordingly, the U.S. net deferred tax assets have been fully offset by a valuation allowance. The changes in the valuation allowance for the years ended December 31, 2022 and 2021 were $10.1 million and $6.7 million, respectively.

As of December 31, 2022, the Company had federal net operating loss carryforwards of approximately $39.5 million, which has no expiration for federal tax purposes. As of December 31, 2022, the Company had California net operating loss carryforwards of approximately $65.8 million, which will begin to expire in 2039 for California tax purposes. At December 31, 2022, the Company also had Colorado net operating loss carryforwards of approximately $4,000, which will begin to expire in 2041 for Colorado tax purposes.

Internal Revenue Code of 1986, as amended (IRC) Section 382 imposes limitations on the use of net operating loss carryforwards when the stock ownership of one or more 5% stockholders (stockholders owning more than 5% or more of the Company’s outstanding capital stock) has increased on a cumulative basis by more than 50 percentage points. There is a risk of an ownership change beyond the control of the Company that could trigger a limitation of the use of the loss carryover. As of December 31, 2022, the Company has not completed an analysis whether an ownership change occurred under Section 382, which, if it did occur, could substantially limit its ability in the future to utilize its net operating loss and other tax carryforwards.

As of December 31, 2022, the Company had Federal research and development credit carryforwards of approximately $0.4 million, which will begin to expire in 2041. The Company had California research and development carryforwards of $0.2 million, which will not expire.

The Company adopted the provisions of FASB Accounting Standards Codification (ASC 740-10), Accounting for Uncertainty in Income Taxes, upon the date of incorporation. ASC 740-10 prescribes a comprehensive model for the recognition, measurement presentation and disclosure in financial statements of any uncertain tax positions that have been taken or expected to be taken on a tax return. It is the Company’s policy to include penalties and interest expense related to income taxes as a component of other expense and interest expense, respectively, as necessary. During the years ended December 31, 2022 and 2021, the Company had not recognized any tax-related penalties or interest. At December 31, 2022 the gross unrecognized tax benefit relating to research and development credits was $0.2 million, none of which if recognized would reduce the effective tax rate in a future period, due the Company’s full valuation allowance on U.S. net deferred tax assets. The Company does not expect that its uncertain tax positions will materially change in the next twelve months. The following table summarizes the changes to the Company’s unrecognized tax benefits (in thousands):

	As of December 31,
	2022	2021
Balance, beginning of the period	$47	$7
Increase related to prior year positions	7	2
Increase related to current year positions	110	38

Balance, end of the period	$164	$47

All tax returns will remain open for examination by the federal and state taxing authorities for three and four years, respectively, from the date of utilization of any net operating loss carryforwards or research and development credits.

On August 9, 2022 and August 16, 2022, the Creating Helpful Incentives to Produce Semiconductors (CHIPS) Act and the Inflation Reduction Act
(IRA), respectively, were signed into law. The CHIPS Act and IRA contain among other things, some income tax provisions that establish a corporate alternative minimum tax and provide tax incentives for semiconductor manufacturing and research. The Company has evaluated the current legislation and at this time, does not anticipate either to have a material impact on its financial statements.

The Tax Cuts and Jobs Act (TCJA) included a change in the treatment of research and development (R&D) expenditures for tax purposes under Section 174. Effective for tax years beginning after December 31, 2021, specified R&D expenditures must undergo a 5-year amortization period for domestic spend and a 15-year amortization period for foreign spend. Prior to the effective date (2021 tax year and prior), taxpayers were able to immediately expense R&D costs under Section 174(a) or had the option to capitalize and amortize R&D expenditures over a 5-year recovery period under Section 174(b). The company has evaluated the current legislation at this time, and prepared the provision by following the treatment of R&D expenditures for tax purposes under Section 174.

12. 401(k) Savings Plan

The Company has a defined-contribution savings plan under IRC Section 401(k). The 401(k) Plan covers all employees who meet the defined minimum age and service requirements and allows participants to defer a portion of their annual compensation on a pretax basis. As of December 31, 2022 and 2021 the Company accrued no employee compensation costs for employer contributions payable to eligible employees.

13. Net Loss Per Share

Basic and diluted net loss per common share were calculated as follows (in thousands, except share and per share amounts):

	Year Ended December 31,
	2022	2021
Numerator:
Net loss	$(37,662)	$(24,740)

Denominator:
Weighted-average common shares outstanding	12,025,642	11,303,711
Less: weighted-average unvested common stock issued upon early exercise of common stock options	(660,672)	(417,864)
Less: weighted-average unvested restricted shares of common stock	(777,987)	(3,071,311)

Weighted-average shares used to compute net loss per common share, basic and diluted	10,586,983	7,814,536

Net loss per share, basic and diluted	$(3.56)	$(3.17)

The Company’s potential dilutive securities, which include convertible preferred stock, unvested restricted stock, and common stock options, have been excluded from the computation of diluted net loss per share as the effect would be antidilutive. Therefore, the weighted-average number of common shares outstanding used to calculate both basic and diluted net loss per share is the same. The following potential dilutive securities, presented on an as converted basis, were excluded from the calculation of net loss per share due to their anti-dilutive effect:

	Year Ended December 31,

	2022	2021
Convertible preferred stock (as converted)	61,730,064	61,730,064
Stock options outstanding	11,239,044	10,421,481
Unvested restricted stock	311,607	1,816,131

Total	73,280,715	73,967,676

14. Subsequent Events

The Company evaluated subsequent events from December 31, 2022, the date of these financial statements, through March 21, 2023, which represents the date the financial statements were issued for events requiring recording or disclosure in the financial statements for the year ended December 31, 2022. The Company concluded that no events have occurred that would require recognition or disclosure in the financial statements, except as described below.

On February 23, 2023, Enliven closed the Merger with Imara Inc. Pursuant to the Merger Agreement, Merger Sub, a wholly owned subsidiary of Imara, merged with and into the Company, with the Company surviving as a wholly owned subsidiary of Imara Inc. Immediately prior to the closing of the Merger, investors in the Financing purchased shares of Enliven’s common stock totaling $164.5 million. Following the closing of the Merger, Imara Inc. changed its corporate name to Enliven Therapeutics, Inc.

In connection with the merger, a reverse stock split of Imara’s common stock was effectuated at a ratio of 1 to 4. In addition, each share of the Company’s common stock outstanding, including shares of the Company’s common stock that were issued pursuant to the Financing, converted into the right to receive a number of shares of Imara’s common stock based on an agreed upon ratio by the parties of approximately 0.2951 shares of Imara’s common stock for each share of the Company’s common stock.